Exhibit 99.1

Expedia Group Reports Fourth Quarter and Full Year 2019 Results
SEATTLE, WA – February 13, 2020 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter and full year ended December 31, 2019.

“Since our management change in December we have re-focused the company on our core operations which had suffered for much of 2019. We have rapidly moved to simplify how we operate and increase efficiency. These changes helped us exceed the high-end of our revised guidance range in 2019 and will contribute to accelerated profit growth in our underlying business in 2020. In addition, we are targeting $300-500 million of run-rate cost savings across our business. We are not providing a specific guidance range given uncertainty on how much cost savings we’ll recognize this year and the full effect of Coronavirus. However, taking these factors into account, we expect 2020 Adjusted EBITDA growth to be in the double-digits,” said Chairman Barry Diller and Vice Chairman Peter Kern. “More importantly, the actions we’re taking to simplify our business and drive cost efficiency will position Expedia Group for improved revenue growth and margin expansion for years to come.”

Key Highlights(1)

•	Gross bookings and revenue each increased 8%, to $107.9 billion and $12.1 billion, respectively for the full year 2019.

•	Total stayed lodging room nights increased 11% for both the fourth quarter and full year 2019.

•	For full year 2019, Net income and Adjusted EBITDA grew 39% and 8%, respectively.

•	Net cash provided by operating activities and free cash flow grew 40% and 46%, respectively for the full year 2019 to $2.8 billion and $1.6 billion, respectively.

•	From early December through early February, Expedia Group repurchased 5.8 million shares for $634 million. For full year 2019, Expedia Group repurchased 5.6 million shares for $683 million.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Fourth Quarter 2019

	Expedia Group (excluding trivago)(3)			Expedia Group, Inc.
Metric	Q4 2019	Q4 2018	Δ Y/Y	Q4 2019	Q4 2018	Δ Y/Y
Room night growth	11%	11%	(19) bps	11%	11%	(19) bps
Gross bookings	$23,245	$21,957	6%	$23,245	$21,957	6%
Revenue	2,630	2,439	8%	2,747	2,559	7%
Operating income	147	75	94%	160	96	65%
Net income attributable to Expedia Group				76	17	349%
Diluted earnings per share				$0.52	$0.11	363%
Adjusted EBITDA(2)	449	438	2%	478	471	1%
Adjusted net income(2)	174	180	(4)%	185	191	(3)%
Adjusted EPS(2)	$1.16	$1.18	(1)%	$1.24	$1.24	(1)%
Free cash flow(2)				45	(389)	NM

(1)All comparisons are against comparable period of 2018 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 15-22 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(3)trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Full Year 2019

	Expedia Group (excluding trivago)(3)			Expedia Group, Inc.
Metric	2019	2018	Δ Y/Y	2019	2018	Δ Y/Y
Room night growth	11%	13%	(200) bps	11%	13%	(200) bps
Gross bookings	$107,873	$99,727	8%	$107,873	$99,727	8%
Revenue	11,445	10,532	9%	12,067	11,223	8%
Operating income	861	740	16%	903	714	26%
Net income attributable to Expedia Group				565	406	39%
Diluted earnings per share				$3.77	$2.65	42%
Adjusted EBITDA(2)	2,049	1,954	5%	2,134	1,970	8%
Adjusted net income(2)	914	903	1%	941	902	4%
Adjusted EPS(2)	$5.97	$5.83	2%	$6.15	$5.82	6%
Free cash flow(2)				1,607	1,097	46%

(1)All comparisons are against comparable period of 2018 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 15-22 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(3)trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings by Segment ($ millions)

	Fourth Quarter			Full Year
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$19,076	$17,921	6%	$87,644	$80,320	9%
Vrbo	2,275	2,192	4%	11,933	11,449	4%
Egencia	1,894	1,844	3%	8,296	7,958	4%
Total	$23,245	$21,957	6%	$107,873	$99,727	8%

Fourth Quarter 2019: Total gross bookings increased 6% (foreign exchange impact was negligible), driven primarily by growth in Expedia Partner Solutions, which includes the benefit from enterprise deals launched in late 2018, and Hotels.com. Domestic gross bookings increased 7% and international gross bookings increased 4% (including 1 percentage point of negative foreign exchange impact).
Full Year 2019: Total gross bookings increased 8% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions, which includes the benefit from enterprise deals launched in late 2018, and Hotels.com. Domestic gross bookings increased 10% and international gross bookings increased 5% (including 4 percentage points of negative foreign exchange impact).
Revenue by Segment ($ millions)

	Fourth Quarter			Full Year
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$2,178	$2,054	6%	$9,427	$8,760	8%
Vrbo	259	230	13%	1,340	1,171	14%
Egencia	159	155	3%	620	601	3%
Corporate (Bodybuilding.com)	34	—	NM	58	—	NM
Expedia Group (excluding trivago)	$2,630	$2,439	8%	$11,445	$10,532	9%
trivago	171	190	(10)%	938	1,084	(13)%
Intercompany eliminations	(54)	(70)	(23)%	(316)	(393)	(20)%
Total	$2,747	$2,559	7%	$12,067	$11,223	8%
Fourth Quarter 2019: Total revenue increased 7% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions and Hotels.com, as well as inorganic impact related to an acquisition. Domestic revenue increased 10% and international revenue increased 4% (including 1 percentage point of negative foreign exchange impact).
Full Year 2019: Total revenue increased 8% (including 2 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions, Vrbo, Hotels.com and Brand Expedia. Domestic revenue increased 11% and international revenue increased 4% (including 3 percentage points of negative foreign exchange impact).

Product & Services Detail - Fourth Quarter 2019
As a percentage of total worldwide revenue in the fourth quarter of 2019, lodging accounted for 70%, advertising and media accounted for 9%, air accounted for 7% and all other revenues accounted for the remaining 14%.
Lodging revenue increased 9% in the fourth quarter of 2019 on an 11% increase in room nights stayed driven by growth in Hotels.com and Expedia Partner Solutions, partly offset by a 2% decrease in revenue per room night.
Air revenue decreased 8% in the fourth quarter of 2019 driven by a 9% decrease in revenue per ticket. Air tickets sold were flat year over year. The decrease in revenue per ticket is primarily related to a shift in product mix and changes in classification of certain fees.

Advertising and media revenue increased 4% (including 2 percentage points of negative foreign exchange impact) in the fourth quarter of 2019 due to growth at Expedia Group Media Solutions, partly offset by declines at trivago. Other revenue increased 11% in the fourth quarter of 2019 benefiting from inorganic impact related to an acquisition and growth in car products.

Product & Services Detail - Full Year 2019
As a percentage of total worldwide annual revenue, lodging accounted for 70%, advertising and media accounted for 9%, air accounted for 7% and all other revenues accounted for the remaining 14%.
Lodging revenue increased 10% in 2019 on an 11% increase in room nights stayed driven by growth in Hotels.com, Expedia Partner Solutions and Brand Expedia, partly offset by a 1% decrease in revenue per room night.
Air revenue decreased 1% in 2019 driven by an 8% decrease in revenue per ticket, mostly offset by a 7% increase in air tickets sold. The decrease in revenue per ticket is primarily related to changes in classification of certain fees, a shift in product mix and a negative impact from foreign exchange. The increase in air tickets sold was driven by growth at Expedia Partner solutions, largely related to enterprise deals launched in late 2018.
Advertising and media revenue increased 1% (including 3 percentage points of negative foreign exchange impact) in 2019 due to growth at Expedia Group Media Solutions, largely offset by declines at trivago. Other revenue increased 6% in 2019 benefiting from inorganic impact related to an acquisition and the reclassification of certain partner fees from air revenue.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2019	2018	Δ%	2019	2018	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$559	$476	17%	20.3%	18.6%	174
Selling and marketing	1,283	1,209	6%	46.7%	47.2%	(54)
Technology and content	459	417	10%	16.7%	16.3%	39
General and administrative	225	211	7%	8.2%	8.3%	(5)
Total GAAP costs and expenses	$2,526	$2,313	9%	91.9%	90.4%	155

Adjusted Expenses - Expedia Group
Cost of revenue*	$536	$449	19%	19.5%	17.6%	190
Selling and marketing*	1,257	1,187	6%	45.7%	46.4%	(63)
Technology and content	303	277	10%	11.1%	10.8%	26
General and administrative*	182	182	—%	6.6%	7.1%	(49)
Total adjusted costs and expenses	$2,278	$2,095	9%	82.9%	81.9%	104

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$533	$448	19%	20.3%	18.4%	186
Selling and marketing*	1,193	1,124	6%	45.4%	46.1%	(70)
Technology and content	289	262	11%	11.0%	10.7%	30
General and administrative*	174	175	—%	6.6%	7.1%	(52)
Total adjusted costs and expenses excluding trivago	$2,189	$2,009	9%	83.2%	82.3%	94
*Adjusted expenses are non-GAAP measures. See pages 15-22 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
Total GAAP and adjusted cost of revenue increased 17% and 19%, respectively, compared to the fourth quarter of 2018, primarily due to an increase in cloud expense, inorganic impact related to an acquisition and higher payment processing costs at Vrbo. GAAP cost of revenue includes a decline in depreciation expense.

Selling and Marketing

•
Both GAAP and adjusted total selling and marketing expense increased 6% compared to the fourth quarter of 2018, primarily due to a $64 million increase in direct costs. The higher direct costs primarily reflect increases at Expedia Partner Solutions and Hotels.com. Indirect costs represented 22% of total GAAP selling and marketing costs and 20% of total adjusted selling and marketing expense in the fourth quarter of 2019 compared to 22% and 21%, respectively, in the fourth quarter of 2018.

Technology and Content

•
Both total GAAP and adjusted technology and content expense increased 10% compared to the fourth quarter of 2018, primarily due to investments in product and technology initiatives and higher cloud expenses.

General and Administrative

•
Total GAAP general and administrative expense increased 7%, primarily due to an increase in stock-based compensation, which includes an acceleration of expense related to the departure of the former CEO in the fourth quarter. Adjusted general and administrative expense was flat compared to the fourth quarter of 2018.

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2019	2018	Δ%	2019	2018	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$2,163	$1,965	10%	17.9%	17.5%	41
Selling and marketing	6,135	5,767	6%	50.8%	51.4%	(55)
Technology and content	1,763	1,617	9%	14.6%	14.4%	20
General and administrative	847	808	5%	7.0%	7.2%	(18)
Total GAAP costs and expenses	$10,908	$10,157	7%	90.4%	90.5%	(11)

Adjusted Expenses - Expedia Group
Cost of revenue*	$2,065	$1,853	11%	17.1%	16.5%	59
Selling and marketing*	6,033	5,677	6%	50.0%	50.6%	(59)
Technology and content	1,152	1,061	9%	9.5%	9.4%	10
General and administrative*	705	687	3%	5.8%	6.1%	(28)
Total adjusted costs and expenses	$9,955	$9,278	7%	82.5%	82.7%	(17)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$2,054	$1,847	11%	17.9%	17.5%	40
Selling and marketing*	5,610	5,117	10%	49.0%	48.6%	43
Technology and content	1,089	997	9%	9.5%	9.5%	6
General and administrative*	665	642	4%	5.8%	6.1%	(28)
Total adjusted costs and expenses excluding trivago	$9,418	$8,603	9%	82.3%	81.7%	61
*Adjusted expenses are non-GAAP measures. See pages 15-22 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•	Total GAAP and adjusted cost of revenue increased 10% and 11%, respectively, compared to the prior year, primarily due to an increase in cloud expense and inorganic impact related to an acquisition.
Selling and Marketing

•
Both GAAP and adjusted total selling and marketing expense increased 6% compared to the prior year, primarily due to a $373 million increase in direct costs partly offset by a decrease in indirect costs. The higher direct costs reflect increases at Expedia Partner Solutions, as well as at Vrbo and Hotels.com. Indirect costs represented 18% of total GAAP selling and marketing costs and 16% of total adjusted selling and marketing expense compared to 19% and 18%, respectively, in the prior year.

Technology and Content

•	Both total GAAP and adjusted technology and content expense increased 9% compared to the prior year, primarily due to investments in product and technology initiatives and higher cloud expenses.
General and Administrative

•
Total GAAP and adjusted general and administrative expense increased 5% and 3%, respectively, compared to the prior year, primarily due to higher professional fees and inorganic impact related to an acquisition. The increase in total GAAP general and administrative expense also included higher stock-based compensation compared to the prior year, which includes an acceleration of an expense related to the departure of the former CEO in the fourth quarter.

Net Income Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$615	$584	5%	$2,447	$2,305	6%
Vrbo	22	22	(3)%	281	288	(2)%
Egencia	31	31	(3)%	116	107	8%
Unallocated overhead costs	(219)	(199)	10%	(795)	(746)	7%
Expedia Group (excluding trivago)	$449	$438	2%	$2,049	$1,954	5%
trivago(1)	29	33	(11)%	85	16	NM
Total Adjusted EBITDA	$478	$471	1%	$2,134	$1,970	8%

Net income attributable to Expedia Group(2)	$76	$17	349%	$565	$406	39%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. trivago Adjusted EBITDA grew 447% in 2019, which we believe to be a non-meaningful growth rate. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 15-22 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $24 million to $44 million in the fourth quarter of 2019, primarily due to the completion of amortization related to certain intangible assets. Consolidated amortization of intangible assets decreased $85 million to $198 million in 2019, primarily due to the completion of amortization related to certain intangible assets.

In the fourth quarter of 2018, we recorded a $42 million impairment loss related to indefinite-lived trade names.

Impairment of Goodwill
We did not record any impairment of goodwill in 2019. In 2018 we recorded $86 million in impairment losses, including a $25 million impairment loss in the fourth quarter of 2018.
Legal Reserves, Occupancy Tax and Other
Legal reserves, occupancy tax and other expense was $34 million in 2019 compared to a $59 million gain in 2018, which included a $78 million gain on a pay-to-play refund.

Restructuring and Related Reorganization Charges
In connection with the centralization and migration of certain operational functions and systems, we recognized $8 million and $24 million in restructuring and related reorganization charges related to severance, benefits and professional fees in the fourth quarter and full year 2019, respectively. We did not record any restructuring and related reorganization charges in 2018.
Interest and Other
Consolidated interest income increased $4 million in the fourth quarter of 2019, primarily due to higher invested balances. Consolidated interest income decreased $12 million in 2019, primarily reflecting the comparison to accumulated interest on the pay-to-play refund noted above that was recognized in 2018. Consolidated interest expense increased $12 million in the fourth quarter of 2019, due to the issuance of the $1.25 billion of senior unsecured notes in September 2019. Consolidated interest expense decreased $17 million in 2019, primarily due to the repayment of $500 million of senior unsecured notes in August 2018, partly offset by the issuance of the $1.25 billion of senior unsecured notes in September 2019.

Consolidated other, net was a loss of $1 million in the fourth quarter of 2019, compared to a loss of $9 million in the fourth quarter of 2018. Consolidated other, net was a loss of $14 million in 2019 and a loss of $110 million in 2018. The loss in 2019 was primarily related to foreign exchange, partly offset by mark-to-market gains on minority equity investments. The loss in 2018 was primarily due to mark-to-market losses on minority equity investments.
Income Taxes
The effective tax rate on GAAP pretax income was 35% and 26% for the fourth quarter and full year 2019, respectively, compared to 57% and 18% in the prior year periods. The decrease in the quarterly rate was in part related to the comparison to a non-deductible goodwill impairment in the fourth quarter of 2018. The increase in the annual effective tax rate was primarily due to an increase in U.S. federal and state taxable income.

The effective tax rate on pretax adjusted net income ("ANI") was 23% and 24% for the fourth quarter and full year 2019, respectively, compared to 24% and 19% in the prior year periods. The year-over-year change in the ANI effective tax rate for the full year 2019 was primarily driven by an increase in U.S. federal and state taxable income.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $4.6 billion at December 31, 2019. For the year ended December 31, 2019, consolidated net cash provided by operating activities was $2.8 billion and consolidated free cash flow totaled $1.6 billion. Consolidated free cash flow increased $510 million in 2019 compared to the prior year period, due to an increase in net cash provided by operating activities primarily related to changes in working capital, as well as higher adjusted EBITDA, partly offset by increased capital expenditures, which includes investments in our Seattle headquarters. The increase in working capital was mainly due to higher deferred merchant bookings at Vrbo as it transitioned to the Expedia Group payment platform.

Long-term investments and other assets includes our minority investments in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $129 million as of December 31, 2019, and our investment in Traveloka Holding Limited. We account for minority equity investments with readily determinable fair values, such as our investment in Despegar, at fair value with changes in fair value recorded through net income. Equity investments without readily determinable fair values are adjusted for impairments and observable price changes.
Current maturities of long-term debt includes $750 million in 5.95% senior notes due in August 2020. Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $4.2 billion at December 31, 2019. In September 2019, Expedia Group issued $1.25 billion of 2030 senior notes that bear interest at 3.25%. As of December 31, 2019, Expedia Group had a $2.0 billion unsecured revolving credit facility, which was essentially untapped.
At December 31, 2019, Expedia Group had stock-based awards outstanding representing approximately 17 million shares of Expedia Group common stock, consisting of options to purchase approximately 13 million common shares with a $102.97 weighted average exercise price and weighted average remaining life of 3.3 years, and approximately 4 million restricted stock units (“RSUs”). Beginning in 2019, RSUs became Expedia Group's primary form of stock-based compensation.
During 2019, Expedia Group repurchased 5.6 million shares of Expedia Group common stock for an aggregate purchase price of $683 million excluding transaction costs (an average of $122.72 per share). As of December 31, 2019, there were approximately 26.7 million shares remaining under the April 2018 and December 2019 repurchase authorizations. Subsequent to the end of 2019, Expedia Group has repurchased a total of 3.4 million shares for a total cost of $370 million excluding transaction costs (an average of $109.88 per share).
On December 12, 2019, Expedia Group paid a quarterly dividend of $50 million ($0.34 per common share). In addition, in February 2020, the Executive Committee of Expedia Group’s Board of Directors declared a quarterly cash dividend of $0.34 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 10, 2020, with a payment date of March 26, 2020. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $47 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group, Inc.

•
Expedia Group's core lodging platform included nearly 1.6 million properties available as of December 31, 2019, including over 765,000 integrated Vrbo listings. Vrbo offers over 2.1 million online bookable listings, now including approximately 1.5 million that are instantly bookable.

•	Expedia Group executed commercial agreements with Turkish Airlines and Alaska Airlines.

•
During 2019, over 40% of transactions across Expedia Group’s consumer OTA brands were booked via mobile. Additionally, total app transactions across the Expedia Group consumer OTA brands increased over 40% year over year in 2019.

•
Expedia Group announced the formulation of a new Travel Industry Group within CEO Action aimed at bringing travel leaders together to cultivate diverse and inclusive environments and impact positive change. Expedia Group signed the broader CEO Action for Diversity & Inclusion™ (CEO Action) pledge on October 9, 2019.

Core OTA

•
As part of the Expedia Trips experience, Brand Expedia launched Trip Assistance, which enables Expedia to notify a hotel of a customer’s planned arrival time and update this information if there is a flight delay.

•
In another step to service the full trip for our customers and manage their complete itinerary, users can now add externally booked flight details to their itineraries in our mobile app, and get real time flight updates, including status, terminal and gate information. The mobile app itinerary information is also available to travelers when they are offline to ensure access at any time during their trip.

•	As of December 31, 2019, Expedia Local Expert now offers more than 210,000 tours and activities to customers.

•
Brand Expedia launched a new TV advertising campaign, “Inspired Expedia,” highlighting how Expedia takes the burden off the family travel planner by having “everything your trip needs, for everyone you love.” It is currently live across eight markets globally.

•	Expedia Partner Solutions has successfully migrated over 90% of its API partners to it's new API, Rapid.

•	Chase has integrated the Expedia Conversation Platform into their Expedia-powered travel experiences for select Ultimate Rewards customers on the web and through their Chase Mobile app.

•	Newsweek recognized Hotwire as one of the top 3 brands for the "Travel Agencies" category in Newsweek's “America’s Best Customer Service 2020” companies.

•
Expedia Group was selected as Norwegian Cruise Lines Elite Partner of the Year, their top award, for the second year in a row and was awarded the Celebrity Cruises Inc. North America Partner of the year for the third year in a row.

•	In early 2020, Expedia CruiseShipCenters opened its 100th franchise location in the U.S.

Vrbo

•	Vrbo.com rolled out to Mexico and Canada, making Vrbo the flagship brand and point of sale across all of North America with multilingual and multi-currency support.

•
By early 2020, nearly all new merchant transactions in the Vrbo marketplace were flowing through the Expedia Group payment platform solution, resulting in higher payment success rates and reduced fraud rates.

trivago

•	trivago continues its integration of alternative accommodation listings, expanding to over 3.3 million available on the platform as of the end of 2019.

Egencia

•
Egencia clients and travelers across ten countries can now access NDC fares from Lufthansa Group (Lufthansa German Airlines, Austrian Airlines and SWISS Airlines), Europe’s largest airline group, making Egencia the first managed corporate travel company to offer NDC content at a significant scale.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Revenue	$2,747	$2,559	$12,067	$11,223
Costs and expenses:
Cost of revenue (1) (2)	559	476	2,163	1,965
Selling and marketing (1) (2)	1,283	1,209	6,135	5,767
Technology and content (1) (2)	459	417	1,763	1,617
General and administrative (1) (2)	225	211	847	808
Amortization of intangible assets	44	68	198	283
Impairment of goodwill	—	25	—	86
Impairment of intangible assets	—	42	—	42
Legal reserves, occupancy tax and other	9	15	34	(59)
Restructuring and related reorganization charges	8	—	24	—
Operating income	160	96	903	714
Other income (expense):
Interest income	14	10	59	71
Interest expense	(53)	(41)	(173)	(190)
Other, net	(1)	(9)	(14)	(110)
Total other expense, net	(40)	(40)	(128)	(229)
Income before income taxes	120	56	775	485
Provision for income taxes	(42)	(31)	(203)	(87)
Net income	78	25	572	398
Net (income) loss attributable to non-controlling interests	(2)	(8)	(7)	8
Net income attributable to Expedia Group, Inc.	$76	$17	$565	$406

Earnings per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$0.52	$0.11	$3.84	$2.71
Diluted	0.52	0.11	3.77	2.65
Shares used in computing earnings per share (000's):
Basic	144,647	148,509	147,194	149,961
Diluted	146,828	151,358	149,884	152,889

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$12	$11
Selling and marketing	11	10	45	44
Technology and content	18	15	74	61
General and administrative	34	21	110	87

(2) Includes depreciation as follows:
Cost of revenue	$20	$24	$86	$101
Selling and marketing	15	12	57	46
Technology and content	138	125	537	495
General and administrative	9	8	32	34

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)
(Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,315	$2,443
Restricted cash and cash equivalents	779	259
Short-term investments	526	28
Accounts receivable, net of allowance of $41 and $34	2,524	2,151
Income taxes receivable	70	24
Prepaid expenses and other current assets	521	292
Total current assets	7,735	5,197
Property and equipment, net	2,198	1,877
Operating lease right-of-use assets	611	—
Long-term investments and other assets	796	778
Deferred income taxes	145	69
Intangible assets, net	1,804	1,992
Goodwill	8,127	8,120
TOTAL ASSETS	$21,416	$18,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,921	$1,699
Accounts payable, other	906	788
Deferred merchant bookings	5,679	4,327
Deferred revenue	321	364
Income taxes payable	88	74
Accrued expenses and other current liabilities	1,050	808
Current maturities of long-term debt	749	—
Total current liabilities	10,714	8,060
Long-term debt, excluding current maturities	4,189	3,717
Deferred income taxes	56	69
Operating lease liabilities	532	—
Other long-term liabilities	374	506
Commitments and contingencies
Redeemable non-controlling interests	15	30
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 256,692 and 231,493; Shares outstanding: 137,076 and 134,334
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 12,800
Additional paid-in capital	12,978	9,549
Treasury stock — Common stock and Class B, at cost	(9,673)	(5,742)
Shares: 126,893 and 97,159
Retained earnings	879	517
Accumulated other comprehensive income (loss)	(217)	(220)
Total Expedia Group, Inc. stockholders’ equity	3,967	4,104
Non-redeemable non-controlling interests	1,569	1,547
Total stockholders’ equity	5,536	5,651
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,416	$18,033

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended December 31,
	2019	2018
Operating activities:
Net income	$572	$398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	712	676
Amortization of stock-based compensation	241	203
Amortization and impairment of intangible assets	198	325
Impairment of goodwill	—	86
Deferred income taxes	(91)	(308)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	(5)	111
Realized gain on foreign currency forwards	(22)	(31)
(Gain) loss on minority equity investments, net	(8)	111
Other	(21)	22
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(368)	(282)
Prepaid expenses and other assets	(193)	(29)
Accounts payable, merchant	224	(134)
Accounts payable, other, accrued expenses and other current liabilities	254	196
Tax payable/receivable, net	(23)	102
Deferred merchant bookings	1,342	489
Deferred revenue	(45)	40
Net cash provided by operating activities	2,767	1,975
Investing activities:
Capital expenditures, including internal-use software and website development	(1,160)	(878)
Purchases of investments	(1,346)	(1,803)
Sales and maturities of investments	852	2,137
Acquisitions, net of cash and restricted cash acquired	80	(53)
Other, net	21	38
Net cash used in investing activities	(1,553)	(559)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	1,231	—
Payment of long-term debt	—	(500)
Payment of Liberty Expedia Exchangeable Debentures	(400)	—
Purchases of treasury stock	(743)	(923)
Proceeds from issuance of treasury stock	—	31
Payment of dividends to stockholders	(195)	(186)
Proceeds from exercise of equity awards and employee stock purchase plan	301	166
Changes in controlled subsidiaries, net	(28)	(62)
Other, net	9	(15)
Net cash provided by (used in) financing activities	175	(1,489)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	3	(139)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	1,392	(212)
Cash, cash equivalents, restricted cash and cash equivalents at beginning of year	2,705	2,917
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$4,097	$2,705
Supplemental cash flow information
Cash paid for interest	$157	$196
Income tax payments, net	304	282

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2018				2019				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2018	2019	Q419	2019
Gross bookings by segment
Core OTA	$21,171	$21,011	$20,217	$17,921	$23,029	$23,305	$22,234	$19,076	$80,320	$87,644	6%	9%
Vrbo	3,947	2,814	2,496	2,192	4,163	2,862	2,633	2,275	11,449	11,933	4%	4%
Egencia	2,078	2,073	1,963	1,844	2,217	2,125	2,060	1,894	7,958	8,296	3%	4%
Total	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	$23,245	$99,727	$107,873	6%	8%

Gross bookings by geography
Domestic	$16,582	$16,213	$15,232	$13,362	$18,363	$17,962	$16,793	$14,315	$61,389	$67,433	7%	10%
International	10,614	9,685	9,444	8,595	11,046	10,330	10,134	8,930	38,337	40,440	4%	5%
Total	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	$23,245	$99,727	$107,873	6%	8%

Gross bookings by business model
Agency	$12,445	$12,290	$11,442	$10,688	$13,727	$13,680	$12,588	$11,134	$46,865	$51,129	4%	9%
Merchant	10,803	10,794	10,739	9,077	11,519	11,750	11,707	9,835	41,413	44,811	8%	8%
Vrbo	3,947	2,814	2,496	2,192	4,163	2,862	2,633	2,276	11,449	11,933	4%	4%
Total	$27,196	$25,898	$24,676	$21,957	$29,409	$28,292	$26,927	$23,245	$99,727	$107,873	6%	8%

Revenue by segment
Core OTA	$1,926	$2,253	$2,527	$2,054	$2,037	$2,480	$2,732	$2,178	$8,760	$9,427	6%	8%
Vrbo	234	297	410	230	267	347	467	259	1,171	1,340	13%	14%
Egencia	151	156	139	155	153	163	145	159	601	620	3%	3%
Corporate (Bodybuilding.com)	—	—	—	—	—	—	24	34	—	58	NM	NM
Expedia Group (excluding trivago)	$2,311	$2,706	$3,076	$2,439	$2,457	$2,990	$3,368	$2,630	$10,532	$11,445	8%	9%
trivago	319	280	295	190	237	251	279	171	1,084	938	(10)%	(13)%
Intercompany eliminations	(122)	(106)	(95)	(70)	(85)	(88)	(89)	(54)	(393)	(316)	(23)%	(20)%
Total	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$11,223	$12,067	7%	8%

Revenue by geography
Domestic	$1,351	$1,632	$1,792	$1,426	$1,476	$1,838	$1,982	$1,573	$6,202	$6,869	10%	11%
International	1,157	1,248	1,484	1,133	1,133	1,315	1,576	1,174	5,021	5,198	4%	4%
Total	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$11,223	$12,067	7%	8%

Revenue by business model
Agency	$658	$777	$876	$699	$686	$841	$917	$721	$3,010	$3,165	3%	5%
Merchant	1,334	1,532	1,688	1,396	1,392	1,680	1,863	1,524	5,950	6,459	9%	9%
Advertising & media	282	274	302	233	264	285	311	243	1,092	1,103	4%	1%
Vrbo	234	297	410	230	267	347	467	259	1,171	1,340	13%	14%
Total	$2,508	$2,880	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$11,223	$12,067	7%	8%

Adjusted EBITDA by segment
Core OTA	$323	$561	$837	$584	$344	$623	$865	$615	$2,305	$2,447	5%	6%
Vrbo	(21)	78	209	22	(40)	84	215	22	288	281	(3)%	(2)%
Egencia	27	30	19	31	29	37	19	31	107	116	(3)%	8%
Unallocated overhead costs	(177)	(186)	(184)	(199)	(181)	(196)	(199)	(219)	(746)	(795)	10%	7%
Expedia Group (excluding trivago)	$152	$483	$881	$438	$152	$548	$900	$449	$1,954	$2,049	2%	5%
trivago	(28)	(20)	31	33	24	20	12	29	16	85	(11)%	NM
Total	$124	$463	$912	$471	$176	$568	$912	$478	$1,970	$2,134	1%	8%

Net income (loss) attributable to Expedia Group	$(137)	$1	$525	$17	$(103)	$183	$409	$76	$406	$565	349%	39%

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

	2018				2019				Full Year
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2018	2019
Worldwide lodging (merchant, agency & Vrbo)
Room nights	73.9	89.6	105.3	82.8	80.8	100.1	116.5	91.6	351.6	389.0
Room night growth	15%	12%	13%	11%	9%	12%	11%	11%	13%	11%
Domestic room night growth	10%	8%	9%	9%	8%	8%	8%	10%	9%	9%
International room night growth	21%	17%	16%	12%	11%	15%	13%	11%	16%	13%
ADR growth	7%	6%	4%	2%	(1)%	—%	(1)%	—%	5%	(1)%
Revenue per night growth	—%	2%	(1)%	(1)%	(2)%	—%	—%	(2)%	—%	(1)%
Lodging revenue	$1,612	$1,992	$2,347	$1,761	$1,725	$2,231	$2,599	$1,917	$7,712	$8,472
Lodging revenue growth	15%	14%	12%	10%	7%	12%	11%	9%	13%	10%

Worldwide air (merchant & agency)
Tickets sold growth	1%	6%	4%	10%	11%	10%	8%	—%	5%	7%
Airfare growth	3%	1%	4%	2%	(1)%	1%	—%	1%	2%	—%
Revenue per ticket growth	10%	4%	6%	7%	(7)%	(7)%	(10)%	(9)%	7%	(8)%
Air revenue	$242	$223	$209	$207	$248	$228	$202	$191	$881	$869
Air revenue growth	11%	10%	11%	18%	3%	2%	(3)%	(8)%	12%	(1)%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Vrbo: The Vrbo segment operates an online marketplace for the alternative accommodations industry and includes the Vrbo and HomeAway brands, among others.
Egencia: The Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our Vrbo reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

In the third quarter of 2019 we modified the presentation of our adjusted net income reconciliation to provide additional clarity regarding its tax-related components. Our presentation now includes a calculation of "adjusted income before income taxes" and then separately identifies and deducts the GAAP provision for income taxes and the non-GAAP provision for income taxes for adjustments, to arrive at a "total adjusted provision for income taxes." The adjusted income tax rate is the percentage of "adjusted income before income taxes" represented by this "total adjusted provision for income taxes." We believe separately presenting the total adjusted income tax rate allows our investors to better assess the differences between the GAAP and non-GAAP measures and the drivers of our adjusted results.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended December 31, 2019
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$508	$27	$(5)	$19	$(389)	$160
Realized gain (loss) on revenue hedges	9	—	—	—	—	9
Restructuring and related reorganization charges	—	—	—	—	8	8
Legal reserves, occupancy tax and other	—	—	—	—	9	9
Stock-based compensation	—	—	—	—	66	66
Amortization of intangible assets	—	—	—	—	44	44
Depreciation	98	2	27	12	43	182
Adjusted EBITDA(1)	$615	$29	$22	$31	$(219)	$478

	Three months ended December 31, 2018
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$489	$29	$2	$19	$(443)	$96
Realized gain (loss) on revenue hedges	7	—	—	—	—	7
Legal reserves, occupancy tax and other	—	—	—	—	15	15
Stock-based compensation	—	—	—	—	49	49
Amortization of intangible assets	—	—	—	—	68	68
Impairment of goodwill	—	—	—	—	25	25
Impairment of intangible assets	—	—	—	—	42	42
Depreciation	88	4	20	12	45	169
Adjusted EBITDA(1)	$584	$33	$22	$31	$(199)	$471

	Year ended December 31, 2019
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$2,047	$74	$180	$66	$(1,464)	$903
Realized gain (loss) on revenue hedges	21	—	1	—	—	22
Restructuring and related reorganization charges	—	—	—	—	24	24
Legal reserves, occupancy tax and other	—	—	—	—	34	34
Stock-based compensation	—	—	—	—	241	241
Amortization of intangible assets	—	—	—	—	198	198
Depreciation	379	11	100	50	172	712
Adjusted EBITDA(1)	$2,447	$85	$281	$116	$(795)	$2,134

	Year ended December 31, 2018
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,937	$1	$221	$60	$(1,505)	$714
Realized gain (loss) on revenue hedges	24	—	1	—	—	25
Legal reserves, occupancy tax and other	—	—	—	—	(59)	(59)
Stock-based compensation	—	—	—	—	203	203
Amortization of intangible assets	—	—	—	—	283	283
Impairment of goodwill	—	—	—	—	86	86
Impairment of intangible assets	—	—	—	—	42	42
Depreciation	344	15	66	47	204	676
Adjusted EBITDA(1)	$2,305	$16	$288	$107	$(746)	$1,970
(1) Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities. Our Core OTA segment includes the total costs of our global supply organizations and Core OTA and Vrbo include the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Operating Income excluding trivago

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In millions)
Operating income	$160	$96	$903	$714
Less: trivago operating income (loss)(1)	13	21	42	(26)
Operating income excluding trivago	$147	$75	$861	$740
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation, intangible amortization and legal reserves, occupancy tax and other, all of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended December 31, 2019 and 2018, trivago's standalone stock-based compensation was $5 million and $6 million, respectively. For the year ended December 31, 2019 and 2018, trivago's standalone stock-based compensation was $22 million and $24 million, respectively. For the three months ended December 31, 2019 and 2018, trivago's standalone intangible amortization was less than $1 million for both periods. For the year ended December 31, 2019 and 2018, trivago's standalone intangible amortization was $2 million for both periods. For the three months and year ended December 31, 2019, trivago's standalone legal reserves, occupancy tax and other expense was $8 million for both periods, and there was no corresponding charge in 2018,
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In millions)
Net income attributable to Expedia Group, Inc.	$76	$17	$565	$406
Net income (loss) attributable to non-controlling interests	2	8	7	(8)
Provision for income taxes	42	31	203	87
Total other expense, net	40	40	128	229
Operating income	160	96	903	714
Gain (loss) on revenue hedges related to revenue recognized	9	7	22	25
Restructuring and related reorganization charges	8	—	24	—
Legal reserves, occupancy tax and other	9	15	34	(59)
Stock-based compensation	66	49	241	203
Amortization of intangible assets	44	68	198	283
Impairment of goodwill	—	25	—	86
Impairment of intangible assets	—	42	—	42
Depreciation	182	169	712	676
Adjusted EBITDA	$478	$471	$2,134	$1,970

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In millions, except share and per share data)
Net income attributable to Expedia Group, Inc.	$76	$17	$565	$406
Less: Net (income) loss attributable to non-controlling interests	(2)	(8)	(7)	8
Less: Provision for income taxes	(42)	(31)	(203)	(87)
Income before income taxes	120	56	775	485
Amortization of intangible assets	44	68	198	283
Stock-based compensation	66	49	241	203
Legal reserves, occupancy tax and other	9	15	34	(59)
Restructuring and related reorganization charges	8	—	24	—
Impairment of goodwill	—	25	—	86
Impairment of intangible assets	—	42	—	42
Unrealized (gain) loss on revenue hedges	23	(2)	23	(15)
Gain (loss) on minority equity investments, net	(20)	10	(7)	111
Release of a non-operating liability	—	—	(12)	—
Interest recognized on occupancy tax pay-to-play refund	—	—	—	(19)
Adjusted income before income taxes	250	263	1,276	1,117

GAAP Provision for income taxes	(42)	(31)	(203)	(87)
Provision for income taxes for adjustments	(15)	(31)	(110)	(122)
Total Adjusted provision for income taxes	(57)	(62)	(313)	(209)
Total Adjusted income tax rate	22.9%	24.0%	24.5%	18.8%

Non-controlling interests	(8)	(10)	(22)	(6)
Adjusted net income attributable to Expedia Group, Inc.	$185	$191	$941	$902

GAAP diluted weighted average shares outstanding (000's)	146,828	151,358	149,884	152,889
Additional dilutive securities (000's)	3,207	1,964	3,224	2,043
Adjusted weighted average shares outstanding (000's)	150,035	153,322	153,108	154,932

Diluted earnings per share	$0.52	$0.11	$3.77	$2.65
Adjusted earnings per share attributable to Expedia Group, Inc.	$1.24	$1.24	$6.15	$5.82

Ex-trivago Adjusted Net Income and Adjusted EPS
Adjusted net income attributable to Expedia Group, Inc.	$185	$191	$941	$902
Less: Adjusted net income (loss) attributable to trivago	11	11	27	(1)
Adjusted net income excluding trivago	$174	$180	$914	$903

Adjusted earnings per share attributable to Expedia Group, Inc.	$1.24	$1.24	$6.15	$5.82
Less: Adjusted earnings (loss) per share attributable to trivago	0.07	0.06	0.18	(0.01)
Adjusted earnings per share excluding trivago	$1.16	$1.18	$5.97	$5.83

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In millions)
Net cash provided by (used in) operating activities	$341	$(145)	$2,767	$1,975

Headquarters capital expenditures	(102)	(73)	(389)	(192)
Non-headquarters capital expenditures	(194)	(171)	(771)	(686)
Less: Total capital expenditures	(296)	(244)	(1,160)	(878)

Free cash flow	$45	$(389)	$1,607	$1,097

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In millions)
Cost of revenue	$559	$476	$2,163	$1,965
Less: stock-based compensation	3	3	12	11
Less: depreciation	20	24	86	101
Adjusted cost of revenue	$536	$449	$2,065	$1,853
Less: trivago cost of revenue(1)	3	1	11	6
Adjusted cost of revenue excluding trivago	$533	$448	$2,054	$1,847

Selling and marketing expense	$1,283	$1,209	$6,135	$5,767
Less: stock-based compensation	11	10	45	44
Less: depreciation	15	12	57	46
Adjusted selling and marketing expense	$1,257	$1,187	$6,033	$5,677
Less: trivago selling and marketing expense(1)(2)	64	63	423	560
Adjusted selling and marketing expense excluding trivago	$1,193	$1,124	$5,610	$5,117

Technology and content expense	$459	$417	$1,763	$1,617
Less: stock-based compensation	18	15	74	61
Less: depreciation	138	125	537	495
Adjusted technology and content expense	$303	$277	$1,152	$1,061
Less: trivago technology and content expense(1)	14	15	63	64
Adjusted technology and content expense excluding trivago	$289	$262	$1,089	$997

General and administrative expense	$225	$211	$847	$808
Less: stock-based compensation	34	21	110	87
Less: depreciation	9	8	32	34
Adjusted general and administrative expense	$182	$182	$705	$687
Less: trivago general and administrative expense(1)	8	7	40	45
Adjusted general and administrative expense excluding trivago	$174	$175	$665	$642
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss fourth quarter 2019 financial results and certain forward-looking information on Thursday, February 13, 2020 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of February 13, 2020. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
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